Exhibit 99

Middleburg Financial Corporation Announces First Quarter 2004 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

   jboling@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

  afrazier@middleburgbank.com

MIDDLEBURG, VIRGINIA (April 28, 2004) –Middleburg Financial Corporation (NASDAQ SM – MBRG) reported net income of $1.9 million, or $.50 per diluted share, for the quarter ended March 31, 2004.  This is a 3.10% decrease over the $2.0 million, or $.53 per diluted share, reported for the quarter ended March 31, 2003. Most of the decrease results from fewer gains recognized on sales of investment securities during the first quarter of 2004.  Net income from core operations increased by $0.02 to $0.50 per diluted share for the three months ended March 31, 2004.  The return on average assets and return on average equity were 1.49% and 15.90%, respectively, for the quarter ended March 31, 2004.  All per share amounts have been adjusted to reflect the Company’s two-for-one common stock split in October,  2003.

	For the Quarter Ended
	March 31,
	2004	2003

Core Operations	$ 0.50	$ 0.48
Security Gains (Losses)	0.03	0.08
Amortization Expenses	(0.03)	(0.03)
Net Income Per Diluted Share	$ 0.50	$ 0.53

Net Interest Income and Asset/Liability Management

Net interest income increased 6.0% from $4.6 million for the quarter ended March 31, 2003 to $4.9 million for the same period in 2004.  Interest income from loans increased $170,000 to $4.2 million for the three months ended March 31, 2004 compared to $4.0 million for the same period in 2003.  Interest income from the investment portfolio also increased $100,000 to $2.1 million for the three months ended March 31, 2004 compared to $2.0 million for the same period in 2003.  Average earning assets grew 19.1% from $396.8 million at March 31, 2003 to $472.5 million at March 31, 2004.   The growth in earning assets over the past twelve months has been sufficient enough to overcome a decrease in net interest margin of 52 basis points.

The cost of funding, including both deposits and borrowings, remained virtually the same at $1.4 million for the three months ended each March 31, 2004 and 2003, respectively.    The net interest margin was 4.31% for the quarter ended March 31, 2004, compared to 4.83% for the same period in 2003.

The Company’s interest rate profile of the balance sheet has a slightly liability sensitive bias in the near short term and then shifts toward intermediate and long term asset sensitivity.   The Company expects based on internal interest rate risk models and the assumption of a sustained rising rate environment, net interest income is initially projected to trend downward slightly throughout the first year as mortgage related assets extend and funding costs rise quickly. That decrease to net interest income could be expected to be approximately 1.45% or $283,000 in the first year of rising rates of 200 basis points.   During the second year, as funding costs stabilize and  the asset base continues to reprice or replace, a widening of the balance sheet spread is predicted causing a benefit to net interest income.

“Our Asset/Liability strategies over the past twelve months have been focused on remaining neutral to rising rates with an emphasis toward shortening the maturities in the investment portfolio.  We plan to move the balance sheet towards a more asset sensitive position over the next twelve months”, commented Joseph L. Boling, Chairman & CEO.

Non Interest Income

Non interest income decreased 14.0% to $2.0 million for the quarter ended March 31, 2004, compared to $2.4 million for same period in  2003.

During the first quarter of 2003, mortgage banking income and certain loan fees related to mortgage banking were reported on a gross basis income basis.  All expenses of that department were reported within the non interest expenses. On April 15, 2003, Middleburg Bank acquired a 40% interest in Southern Trust Mortgage, LLC (STM) and, as part of the investment in STM, Middleburg Bank’s mortgage banking department was transferred to STM.  All earnings of that department after April 30, 2003 are being reported within the equity in earnings from affiliate.   Equity in earnings from affiliate were $461,000 for the quarter ended March 31, 2004.

The equity earnings in STM added $. 08 per diluted share after tax or $461,000 pre-tax for the quarter ended March 31, 2004.  STM closed $195.4 million in loans during the first quarter with 60.0% of its production attributable to purchase money financings.  STM also originated and closed $4.2 million in new construction loans during that same period.

Service charges, which include both deposit fees and certain loan fees, decreased 25.8% to $440,000 for the quarter ended March 31, 2004, compared to $593,000 for the same period in 2003. Approximately $78,000 of the decrease is attributable to Middleburg Bank no longer recognizing certain loan fees related to the sale of mortgages since its investment in STM.    Gilkison Patterson Investment Advisors (GPIA), a registered investment advisor, that produced advisory fees that increased 3.2% to $545,000 for the three month period ended March 31, 2004 compared to $528,000 for the same period in 2003. GPIA currently manages approximately $594 million in assets.   Tredegar Trust Company, a wholly owned trust subsidiary, produced fiduciary fees that increased 23.6% to $393,000 for the quarter ended March 31, 2004, compared to

$318,000 for the same period in 2003. Assets under administration at Tredegar grew 2.9% or $11.3 million to $402.3 million from March 31, 2003 to March 31, 2004.  Fiduciary fees and investment advisory fees are based primarily upon the market value of the accounts under administration/management.

Investment sales fees decreased 42.2% to $175,000 for the quarter ended March 31, 2004, compared to $303,000 for the quarter ended March 31, 2003. A strategic decision was made late in the third quarter of 2003 to change the broker dealer clearing provider in the investment services department.  This resulted in a a short-term decline in revenues for that period.  It is anticipated that the new clearing relationship will provide better client service, heightened regulatory control, additional growth opportunities, and improved financial contribution to the company.  Since the system conversion, the investment services department has added two new financial consultants.  These additions provide the department with four full time financial consultants.

The components of non interest income are presented in the table below.

	For the Quarter Ended
	March 31,
(in thousands)	2004	2003

Fees from Deposits & Loans	$ 440	$ 593

Fiduciary Fees	393	318
Investment Advisory Fees	545	528
Investment Sales Fees	175	303
Equity in Earnings From Affiliate	461	-
Mortgage Sales Fees	-	634
Other Income	29	-
Non Interest Income	$ 2,043	$ 2,376

Non Interest Expense

Non interest expense decreased slightly to $4.3 million for the quarter ended March 31 , 2004, compared to $4.3 million for  the same period in 2003.  Salaries and employee benefits increased by 10.5% when comparing the quarters ended March 31, 2004 and March 31, 2003.   Additions to staff to support business development, branching and the formation of a wealth management team have contributed to the increase in salaries and employee benefits.  Commissions paid on investment sales fees and mortgage banking decreased 77.9% to a$85,000 for the quarter ended March 31, 2004  from $384,000 for the same period in  2003.  For the three months ended March 31, 2003, sales commissions included mortgage banking which accounted for $225,000 of the $384,000 total.  Mortgage banking sales commission are now reported net in the non interest income within equity in earnings from affiliate.

The components of the non interest expense are presented in the table below.

	For the Quarter Ended
	March 31,
(in thousands)	2004	2003

Salaries and Employee Benefits	$ 2,494	$ 2,256
Sales Commissions	85	384
Net Occupancy & Equipment	576	579
Advertising	79	63
Other Operating Expenses	1,027	1,039

Non Interest expense	$ 4,261	$ 4,321

Total Consolidated Assets

Total assets increased 20.7% to $534.0 million at March 31, 2004 from $442.1 million at March 31, 2003.  Total loans, net of allowance for loan losses, increased 21.5% to $267.7 million at March 31, 2004 from $220.3 million at March 31, 2003.  Additional staff, a solid local economy and the relationship with STM contributed to the strong loan growth experienced.  Non-performing loans increased to $838,000 or .31% of total loans outstanding at March 31, 2004.  Subsequent to quarter end, non-performing loans decreased by $502,000.  One non-performing loan was paid off in April 2004 with no loss to Middleburg bank.   The loan loss provision was $109,000 for the quarter ended March 31, 2004.  The allowance for loan losses was $2.73 million or 1.01% of total loans outstanding at March 31, 2004.  Net recoveries were $18,000 for the quarter ended March 31, 2004, compared to net charge offs of $25,000 for the quarter ended March 31, 2004.

Deposits and Other Borrowings

Deposits increased 15.2% to $388.7 million at March 31, 2004 from $337.4 million at March 31, 2003. During the first quarter of 2004, the Bank focused its media advertising on campaigns specifically targeted to grow checking accounts.  Securities sold under agreements to repurchase with commercial checking account clients totaled $19.6 million at March 31, 2004.  Middleburg Bank has developed an interest bearing product that integrates the use of the cash within client accounts at Tredegar Trust for overnight funding at the bank.  The overall balance of this product was $21.5 million at March 31, 2004 and is reflected in both the deposit and securities sold under agreement to repurchase amounts.  Federal Home Loan Bank advances were $48.5 million at March 31, 2004.  During the next five months, Middleburg Bank has over $11 million in fixed rates advances (original terms of 24 to 36 months) maturing with an average rate of 4.24%.

Equity

Shareholders’ equity was $49.5 million at March 31, 2004, an increase of 17.1% over the March 31, 2003 amount of $41.8 million. The book value of the Company at March 31, 2004 was $13.02 per common share.  Total common shares outstanding were 3,803,402 at March 31, 2004.

During the fourth quarter of 2003, the Company participated in a pooled offering to issue $5.1 million in trust preferred securities.  Trust preferred securities are long-term securities that are treated as Tier 1 capital for regulatory purposes and debt for income tax purposes, with an associated interest deduction for dividends paid.  The Company issued these trust preferred securities to support a branching strategy.  The branching strategy has several tiers, the first of which includes building or buying branches in the Warrenton, Herndon and Sterling areas of Virginia.  These markets are natural extensions of the Company’s current market area.

During the first quarter of 2004, the board of directors declared a $.19 per common share cash dividend for shareholders of record as of April 7, 2004 and payable on April 23, 2004.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and western Fauquier County, Virginia with six branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY

(dollars in thousands, except per	For the Quarter Ended
share data, ratios and percentages)	March 31,
			%
	2004	2003	Change
SUMMARY OF OPERATIONS

Interest Income - Loans	$ 4,193	$ 4,024	4.2%
Interest Income - Investment & Other	2,129	2,027	5.0%
Interest Expense - Deposits	702	899	-21.9%
Interest Expense - Other Borrowings	744	552	34.8%
Net Interest Income	$ 4,876	$ 4,600	6.0%
Provision for Loan Losses	109	75	45.3%
Net Interest Income After Provision
for Loan Losses	$ 4,767	$ 4,525	5.3%
Non-Interest Income	2,043	2,376	-14.0%
Net Securities Gains	181	295	-38.6%
Non-Interest Expense	4,261	4,321	-1.4%
Income Before Taxes	$ 2,730	$ 2,875	-5.0%
Income Taxes	782	865	-9.6%
Net Income	$ 1,948	$ 2,010	-3.1%

PER SHARE DATA(2)
Net Income - Basic	$ 0.51	$ 0.54	-5.6%
Net Income - Diluted	$ 0.50	$ 0.53	-5.7%
Cash Dividends	$ 0.19	$ 0.16	18.8%
Book Value	$ 13.02	$ 11.29	15.3%
Common Shares Outstanding	3,803,402	3,705,364
Average Shares Outstanding, Basic	3,803,148	3,705,364
Average Shares Outstanding, Diluted	3,922,024	3,768,118

PROFITABILITY RATIOS
Return on Average Assets	1.49%	1.73%
Return on Average Equity	15.90%	17.82%
Net Interest Margin (tax equivalent basis)	4.31%	4.83%
Efficiency Ratio (1)	59.36%	59.97%
Dividend Payout	37.25%	28.57%

CAPITAL RATIOS
Leverage Ratio	10.07%	9.91%
Risk-Based Capital Ratios
Tier 1 Capital Ratio	13.80%	14.91%
Total Capital Ratio	15.02%	15.74%
Equity to Assets	9.27%	9.45%
Tangible Equity to Tangible Assets	8.16%	8.04%
Loans to Deposits	70.93%	66.00%

ASSET QUALITY
Non-Performing Loans	$ 838	$ 255	228.6%
Loans Past Due 90 Days or More	8	148	-94.6%
Allowance for Loan Losses	2,732	2,357	15.9%
Net (recoveries) charge-offs	(18)	25	-172.0%
Non-Performing Loans to Loans	0.31%	0.11%	181.8%
Allowance for Loan Losses to Loans	1.01%	1.06%	-4.7%
Net Charge-offs to Average Loans	-0.01%	0.01%	-200.0%
Allowance for Loan Losses to
Non-Performing Loans	326.01%	924.31%	-135.3%

AVERAGE BALANCES
Investment Securities Portfolio	$ 195,226	$ 164,726	18.52%
Loans	264,330	215,642	22.58%
Earning Assets	472,462	396,792	19.07%
Assets	521,820	431,010	21.07%
Deposits	369,573	331,589	11.46%
Stockholders' Equity	49,012	41,847	17.12%

SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio	191,042	166,524	14.72%
Loans, net of allowance for loan losses	267,737	220,323	21.52%
Earning Assets	489,678	404,130	21.17%
Assets	533,985	442,433	20.69%
Deposits	388,717	337,381	15.22%
Stockholders' Equity	49,502	41,826	18.35%

(1)

The efficiency ratio is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income excluding gains and losses on the investment portfolio.  For the three months ended March 31, 2004 and 2003, net interest income on a tax equivalent basis was $6.5 million and $6.3 million, respectively.

(2)

All per share information for all periods presented have been adjusted to reflect the Company’s two-for-one common stock split in October 2003.